Exhibit 99.1

INTER-TEL ANNOUNCES THIRD QUARTER 2004 RESULTS
RECORD THIRD QUARTER SALES OF $105.5 MILLION AND
EARNINGS PER SHARE INCREASED 27.2% TO $0.34

Tempe, Arizona . . . October 19, 2004 . . . Inter-Tel, Incorporated (Nasdaq: INTL) today announced operating results for the third quarter and nine months ended September 30, 2004. Net sales for the third quarter of 2004 increased 11.6% to a record $105.5 million compared to net sales of $94.5 million for the third quarter of 2003. Net sales for the nine months ended September 30, 2004 increased 11.9% to $306.4 million, compared to net sales of $273.8 million for the corresponding period in 2003.

For the quarter ended September 30, 2004, Inter-Tel reported that net income increased 27.5% to $9.2 million ($0.34 per diluted share), compared to net income of $7.2 million ($0.27 per diluted share) for the quarter ended September 30, 2003. Net income for the nine months ended September 30, 2004 increased 26.0% to $24.1 million ($0.89 per diluted share), compared to net income of $19.2 million ($0.73 per diluted share) for the corresponding period in 2003.

“We are pleased with Inter-Tel’s operating performance and continued cash generation during the third quarter of 2004,” noted Steven G. Mihaylo, Inter-Tel’s Chairman and CEO. “Inter-Tel again improved its gross profit in the third quarter by $6.7 million to $55.9 million primarily due to the higher net sales volume. Gross margin also increased to 53.0% in the third quarter of 2004, compared to 52.1% for the third quarter of 2003. The increase in gross profit during the third quarter was offset in part by increased selling, general and administrative expenses, which was attributable primarily to the higher sales volume, as well as to planned increases in research and development expenses, which were $7.6 million in the third quarter of 2004 compared to $5.7 million in the third quarter of 2003. We currently plan to continue increasing R&D expenses throughout the remainder of 2004 in absolute dollars.”

Mr. Mihaylo added, “Inter-Tel’s cash and short-term investment balances at September 30, 2004 reached $214.5 million. This quarter again reflected cash generated from operations, which includes a net increase in inventory during the quarter, offset in part by a reduction in net accounts receivable. For the quarter ended September 30, 2004, days sales outstanding were approximately 37 days and inventory turns were approximately 11 times.”

Additional information regarding our operating results follows:

Sales. Net sales increased 11.6%, or an increase of $11.0 million from $94.5 million to $105.5 million in the third quarter of 2004 compared to the third quarter of 2003. Net sales increased 11.9%, or an increase of $32.6 million from $273.8 million to $306.4 million in the nine months ended September 30, 2004 compared to the corresponding period in 2003.

Gross Profit and Gross Margin. Gross profit dollars increased 13.6% from $49.2 million to $55.9 million, while the gross margin percentage increased to 53.0% in the third quarter of 2004, compared to 52.1% for the third quarter of 2003. The increase in gross profit dollars is primarily attributable to higher sales.

Research and Development. Research and development expenses increased by $1.9 million, or 33.6% compared to the third quarter of 2003, and increased 6.9% in the third quarter of 2004, compared to the second quarter of 2004. The increase in spending during the third quarter of 2004 is principally the result of our decision to seek to accelerate the release of new products over the next 6 to 18 months. We currently plan to continue increasing research and development expenses sequentially in the next few quarters.

Selling, General and Administrative. SG&A decreased to 33.2% of net sales in the third quarter of 2004, compared to 34.1% of net sales in the third quarter of 2003, which was primarily due to our ability to leverage fixed costs on higher net sales volume. Absolute SG&A dollars increased as a result of many factors during the quarter, including higher expenses due to higher sales volume, costs associated with additional sales personnel and the establishment of three new direct sales offices.

Subsequent Event: Linktivity and eDial announcement. As announced late last week, in October 2004 we acquired selected assets and assumed certain liabilities of Converging Technologies, Inc. (“CTI”) and Linktivity, Inc. The acquired assets primarily include Web-based conferencing solutions, notably Linktivity® software. These solutions are designed to provide real-time communications and remote control software to enable instantaneous, browser-to-browser Web conferencing and help desk support solutions. It is with great pleasure that we welcome our new associates from Linktivity located in Tucson, Arizona. Inter-Tel also announced an agreement to license certain intellectual property from eDial, a provider of Session Initiation Protocol (SIP) audio conferencing and collaboration solutions for enterprises and service providers. The selection of eDial and Linktivity technologies is expected to complement Inter-Tel’s converged business communication systems and to allow Inter-Tel to further enhance its presence management, conferencing and collaboration products.

Conference call. You may access our quarterly earnings results conference call, which is scheduled for October 19, 2004 at 5:30 p.m. (ET) via the Internet at http://www.inter-tel.com. Select “News & Events” from the top navigation bar. A link to the webcast will be displayed within the “News & Events” section. A replay of the conference call will be available on the Internet until October 19, 2005 at 11:59 p.m. (ET).

About Inter-Tel, Incorporated

Inter-Tel (Nasdaq: INTL — news) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs over 1,900 communications professionals, and services business customers through a network of approximately 57 company-owned, direct sales offices and over 350 authorized providers in the United States, United Kingdom and Japan. More information is available at www.inter-tel.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding anticipated research and development expense increases, the expected acceleration of new product releases, the expected benefits of the acquisition of certain assets to the Company and its customers, enhanced product offerings expected to be introduced by the Company, and further development possibilities related to the assets acquired. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from our current expectations. These risks and uncertainties include, but are not necessarily limited to the risk that Inter-Tel’s actual expenses may be different from the anticipated future results; timely and successful hiring and retention of employees; dependence on new product or software development; market acceptance of new and existing products, software and services; retention of existing dealers and customers; the continued availability of cash to finance the quarterly dividend; industry, competitive and technological changes; general market and economic conditions; the composition, timing and size of orders from and shipments to major customers; price and product competition; availability of inventory from vendors and suppliers; the presence of software “bugs” or product defects; and market acceptance of our products and related software; and the difficulties experienced with respect to the integration of newly acquired assets with the Company’s existing product offerings. For a further list and description of such risks and uncertainties, please see Inter-Tel’s previously filed SEC reports, including Inter-Tel’s Annual Report on Form 10-K filed with the SEC on March 15, 2004 and Inter-Tel’s Form 10-Q filed with the SEC on August 6, 2004. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTER-TEL, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months		Nine Months
(in thousands, except per share amounts)	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
NET SALES	$105,506	$94,545	$306,445	$273,816
Cost of sales	49,572	45,301	144,114	130,248

GROSS PROFIT	55,934	49,244	162,331	143,568

Research & development	7,637	5,718	20,816	16,378
Selling, general and administrative	34,575	31,761	103,916	96,008
Amortization	414	445	1,295	1,359

	42,626	37,924	126,027	113,745

OPERATING INCOME	13,308	11,320	36,304	29,823
Interest and other income	732	351	1,808	1,226
Foreign currency transaction gains (losses)	(7)	5	(281)	(9)
Interest expense	(20)	(34)	(108)	(137)

INCOME BEFORE INCOME TAXES	14,013	11,642	37,723	30,903
INCOME TAXES	4,807	4,424	13,580	11,744

NET INCOME	$9,206	$7,218	$24,143	$19,159

NET INCOME PER SHARE — BASIC	$0.36	$0.29	$0.94	$0.77

NET INCOME PER SHARE — DILUTED	$0.34	$0.27	$0.89	$0.73

DIVIDENDS PER SHARE	$0.07	$0.06	$0.19	$0.12

Average number of common shares outstanding — Basic	25,816	25,107	25,691	24,991

Average number of common shares outstanding — Diluted	26,944	26,865	27,185	26,291

OTHER SELECTED FINANCIAL DATA

(in millions, except DSO and	September 30,	June 30,	March 31,	December 31,
Inventory turn amounts)	2004	2004	2004	2003
Cash and short-term investments	$214.5	$199.2	$191.2	$174.5
Accounts receivable — net	43.4	41.5	38.0	43.4
Inventory	17.2	17.1	18.8	14.6
Net investment in sales-leases (current)	16.9	18.0	16.4	15.5
Net investment in sales-leases (long-term)	31.2	30.2	32.9	32.5

DSO (based on 90 days sales)	37.0	36.3	34.9	39.1
DSO (based on trailing 12 mo. sales)	38.4	37.7	35.3	41.8
Inventory turns	11.3	11.2	13.1	14.1

	September 30,	September 30,
	2004	2003
Depreciation and amortization:
For the nine months ended September 30, respectively	$7.3	$6.8
For the quarter ended	2.3	2.3
Capital Expenditures:
For the nine months ended September 30, respectively	7.4	5.2
For the quarter ended	3.4	3.1